Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTING FIRM

FOTV Media Networks Inc.

Beverly Hills, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated June 23, 2016 and April 13, 2016, relating to the consolidated financial statements of Reliance Majestic Holdings, LLC and OVGuide Inc., respectively, which are contained in that Prospectus. Our reports contain an explanatory paragraph regarding the Companies’ ability to continue as going concerns.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Lichter, Yu and Associates, Inc.

Encino, California

July 1, 2016